Exhibit 10.2

AGREEMENT OF SALE

THIS AGREEMENT, entered into as of the 28th day of September, 2005, by and between COMSTOCK BELLEMEADE, L.C., a Virginia limited liability company (“Purchaser”) and BELLEMEADE FARMS INVESTORS, LLC, a Delaware limited liability company, FF BELLEMEADE FARMS, LLC, a Delaware limited liability company and FF INVESTORS W-I LLC, a Delaware limited liability company (collectively, the “Seller”).

WITNESSETH:

1.                                       PURCHASE AND SALE.  Purchaser agrees to purchase and Seller agrees to sell at the price (the “Purchase Price”) of Forty Four Million Eighty Two Thousand and No/100 Dollars ($44,082,000.00), all of the following property (collectively, the “Property”):

a.                                       that certain parcel of real property located in Leesburg, Virginia, more particularly described on Exhibit A attached hereto (the “Land”);

b.                                      the personal property located on the Improvements (hereinafter defined) which is used for operation and maintenance of the apartment project and is owned by Seller, including those items set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale;

c.                                       all rights and appurtenances pertaining to the Land, including, without limitation, any and all rights of Seller in and to all air and development rights, all mineral rights, roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in the profits or rights or other appurtenances connected with the beneficial use or enjoyment of the Land;

d.                                      those certain apartment buildings containing approximately 316 apartment units, and all of Seller’s right, title and interest in the other improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the “Improvements”);

e.                                       all of Seller’s right, title and interest in all leases, licenses and concession agreements (collectively, the “Leases”) covering space situated at or within the Land and Improvements under any existing Lease occupied by tenants (collectively, the “Tenants”) and all refundable security deposits deposited by Tenants with respect to the Leases;

f.                                         all of Seller’s rights in and to contractual rights and intangibles with respect to the operation, maintenance, and repair of the Land and the Improvements, including service and maintenance agreements (collectively, “Service Contracts”), utility agreements, manufacturers’ warranties, assignable governmental permits, licenses, certificates and approvals in connection with the ownership of the Property (collectively, the “Licenses”), and all development rights relating or appurtenant to the Land or the Improvements;

g.                                      Seller’s right, if any, to the use of the trade name “Bellemeade Farms Apartments” or “Bellemeade Farms” (the “Trade Name”) in connection with the Property;

h.                                      the right, if assignable, to the use of all telephone numbers used by Seller at the Property; and

i.                                          subject to the provisions of Paragraph 6 of this Agreement, all rights to any award made or to be made or settlement in lieu thereof for damage to the Land or Improvements by reason of condemnation, eminent domain, exercise of police power or change of grade of any street.

2.                                       PURCHASE PRICE.  The Purchase Price shall be paid as follows:

a.                                       Upon the full execution of this Agreement, the sum of $2,000,000.00 (the “Earnest Money”) payable to the “Escrow Agent” (as defined in the Escrow Agreement) to be held in escrow by the Escrow Agent, by and in accordance with the provisions of the Escrow Agreement (“Escrow Agreement”) attached hereto as Exhibit C;

b.                                      on the Closing Date (as hereinafter defined), $44,082,000.00 (less a credit for all Earnest Money adjusted in accordance with the prorations by federally wired “immediately available” funds delivered to the Escrow Agent’s account as set forth in the Escrow Agreement no later than 12:00 Noon Central Time on the Closing Date.  If the funds are not received by the Escrow Agent by 12:00 Noon Central Time, then on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs (including, if required, the payment of interest due Seller’s lender for the full month in which the Closing occurs) actually incurred by Seller.

3.                                       TITLE COMMITMENT AND SURVEY

a.                                       Attached hereto as Exhibit E is a pro-forma title policy (“Pro-Forma Title Policy”) for an owner’s ALTA standard coverage title insurance policy (“Title Policy”) issued by Chicago Title Insurance Company (“Title Insurer”).  The owner’s Title Policy issued at Closing will be in the amount of the Purchase Price subject only to: (i) real estate taxes and assessments not yet due and payable; (ii) existing leases; and (iii) those matters shown in the Pro-Forma Title Policy.  All of the above are herein referred to as the “Permitted Exceptions”.  The Pro-Forma Title Policy shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated.  On the Closing Date, the Title Insurer shall issue the Title Policy or a “marked up” commitment in conformity with the Pro-Forma Title Policy.  Purchaser shall pay all costs of the Title Policy including any additional costs of an “extended coverage” Title Policy and any special endorsements which Purchaser requires.

b.                                      Purchaser acknowledges receipt of a survey (“Survey”) of the Property dated July 20, 2005 prepared by Burgess & Niple, Inc. (“Surveyor”).  Purchaser acknowledges and accepts all matters as shown on the Survey.  Purchaser shall pay for all costs of the update to the Survey performed by the Surveyor which had updated the Survey from the survey dated October 7, 2003, as well as the  costs for any recertification or for any additional work which Purchaser requires.

4.                                       CONDITION OF TITLE/CONVEYANCE.  Seller agrees to convey fee simple title to the Property by Special Warranty Deed (“Deed”) in recordable form subject only to the Permitted Exceptions.  If Seller is unable to convey title to the Property subject only to the Permitted Exceptions hereof because of the existence of an additional title exception (“Additional Unpermitted Exception”), then Purchaser can elect to take title to the Property subject to the Additional Unpermitted Exception or terminate this Agreement.  If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.  Notwithstanding the aforesaid, all liens of a definite ascertainable amount which are Additional Unpermitted Exceptions shall be paid for by Seller at the Closing or “insured over” by the Title Insurer.  Seller agrees not to place any mortgage or deed of trust on the Property during the term of this Agreement without the consent of Purchaser.

5.                                       PAYMENT OF CLOSING COSTS.  Seller shall pay the grantor’s tax estimated at One Dollar ($1.00) per each One Thousand Dollars ($1,000.00) of the Purchase Price.  Purchaser shall pay the grantee’s tax estimated at Two Dollars ($2.00) per each One Thousand Dollars ($1,000.00) of the Purchase Price and any other transfer taxes, documentary stamps or recording fees incurred in connection with the sale of the Property and recording of the Deed.  Purchaser shall pay the closing costs with reference to any loan which Purchaser obtains.  Purchaser and Seller shall equally share the Escrow Agent’s escrow fees.

6.                                       DAMAGE, CASUALTY AND CONDEMNATION

a.                                       If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored for $250,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration and Seller shall retain all insurance proceeds.  If the cost of repair or restoration exceeds that amount, then Seller can elect to either: (a) repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Purchaser served within twenty (20) business days of such casualty.  If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller’s notice of election to terminate.

b.                                      If condemnation proceedings (“Proceedings”) are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $250,000.00, then Purchaser can elect to either take the Property subject to the Proceedings along with an assignment of Seller’s interest in the Proceedings or terminate this Agreement.  If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

c.                                       If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and except as specifically provided for elsewhere in this Agreement, neither party shall have any further obligation or liability hereunder.

7.                                       AS-IS CONDITION.

Except as may hereinafter be specifically set forth in this Agreement, Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the Leases.  Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property “AS IS” and “WITH ALL FAULTS” based upon the condition of the Property as of August 12, 2005, subject to reasonable wear and tear and, subject to the provisions of Paragraph 6, loss by fire or other casualty or condemnation from August 12, 2005 until the Closing Date.  Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth in Paragraph 19 or elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, any implied warranty as to the quality of the construction of the Property or its fitness for use as an apartment project, the condition of the Land or any of the Improvements, whether or not the Property is subject to airport corridor noise, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the Tenants of the Property or the Leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property.  Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act, the Fair Housing Act of 1968 as amended, or any fire codes, building codes or health codes.  Except with respect to a Claim as defined and as limited pursuant to Paragraph 19d hereof for a breach of any representation, warranty or covenant of Seller under this Agreement, Purchaser hereby releases Seller, which release shall also inure to the benefit of any member, manager, or partner of Seller, FF Development L.P., FF Properties L.P. and their affiliates (collectively referred to herein as the “Related Parties”) from any and all liability in connection with any claims (including but not limited to all health and medical claims) which Purchaser may have against Seller or any of the Related Parties, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller or any of the Related Parties, whether in tort, contract, or otherwise, relating directly or indirectly to the condition of the Property, including without limitation (i) claims relating to the existence of asbestos; (ii) claims attributable to indoor air quality issues, releases from building material and furnishings, releases from cleaning, repairing, or decorating activities, and the operation of heating and cooling systems and humidifiers; or (iii) claims relating to Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property; or (iv) claims relating to mold, fungus, bacteria and/or other biological growth or biological growth factors, or any other type of indoor contaminants that may exist on the Property; or (v) claims relating to latent or patent construction defects or any implied warranty as to fitness for use as an apartment project; or (vi) claims relating to the failure of Seller to disclose any information relating to the Property, except as may otherwise be expressly set forth in Paragraph 19 or elsewhere in this Agreement.  As used in this paragraph the term “affiliates” means, with respect to Seller or any manager, member or partner of Seller, any other entity or person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with Seller or any manager, member or partner of Seller.  As used in the previous sentence, “control”

means the possession, directly or indirectly, of the power to cause the direction of the management of Seller or any manager, member or partner of Seller, whether through voting securities, by contract, family relationship or otherwise.  This release shall forever survive the Closing and the delivery and recording of the Deed.  As used herein, the term “Hazardous Materials” or “Hazardous Substances” means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this subsection are a material part of this Agreement; PROVIDED, HOWEVER, such release, waiver or discharge shall not apply and shall be of no force or effect for any claims arising out of Seller’s fraud.

Purchaser’s Initials

b.                                      Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property.  Except as may be otherwise specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain.  Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Related Parties from any liability with respect to such historical information; provided however, such release, waiver or discharge shall not apply and shall be of no force or effect for any claims arising out of Seller’s fraud.

Purchaser’s Initials

8.                                       CLOSING

The closing (“Closing”) of this transaction shall be on September 28, 2005 (“Closing Date”), at which time Seller shall deliver possession of the Property to Purchaser.

9.                                       CLOSING DOCUMENTS

a.                                       On or before the Closing Date, Purchaser shall deliver to Escrow Agent the balance of the Purchase Price plus or minus prorations, in accordance with the closing statement.

b.                                      On the Closing Date, Seller shall deliver to Purchaser possession of the Property; all keys used in connection with the Property; copies of the Tenants Lease files (which will be available at the Property).

c.                                       On or before the Closing Date, Seller and Purchaser shall deliver to Escrow Agent or the other party, as applicable, executed originals of the following: the

Deed (in the form of Exhibit F attached hereto) subject to the Permitted Exceptions; the Bill of Sale (in the form of Exhibit G attached hereto); a closing statement; an assignment and assumption of all Service Contracts (in the form of Exhibit H attached hereto); an assignment and assumption of all Leases and security deposits (in the form of Exhibit I attached hereto); updated certified rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord’s obligations under the Leases and the obligation to refund the security deposits (in the form of Exhibit J attached hereto); a non-foreign affidavit (in the form of Exhibit K attached hereto); an assignment of intangible property (in the form of Exhibit L attached hereto); and an assignment of warranties and guaranties relating to the Personal Property (in the form of Exhibit M-1 attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

10.                                 SELLER’S RIGHT TO CURE.  Intentionally Deleted.

11.                                 DEFAULT BY PURCHASER.  ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT.  IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT (PROVIDED PURCHASER SHALL NOT BE CONSIDERED IN DEFAULT UNDER THIS AGREEMENT IF IT HAS WITHIN FIVE (5) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM SELLER CURED ANY FAILURE TO MAINTAIN THE CONFIDENTIALITY REQUIRED UNDER PARAGRAHS 17 AND 36.)  SELLER SHALL RETAIN ALL OF THE

EARNEST MONEY AND THE INTEREST THEREON AS SELLER’S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY AND PURCHASER SHALL HAVE NO FURTHER RIGHTS TO PURCHASE THE PROPERTY.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES.

Seller’s Initials	Purchaser’s Initials

12.                                 SELLER’S DEFAULT.  IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER’S UNCURED DEFAULT, PURCHASER’S SOLE REMEDY SHALL BE THE RIGHT TO SUE FOR ACTUAL DAMAGES NOT TO EXCEED $250,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND EXCEPT AS SPECIFICALLY PROVIDED FOR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO EACH OTHER AT LAW OR IN EQUITY.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER’S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND THE OTHER DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING AND WRONGFULLY REFUSES TO CONVEY THE PROPERTY TO PURCHASER AS A

RESULT THEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

Seller’s Initials	Purchaser’s Initials

13.                                 a.                                       PRORATIONS.  Rents (exclusive of Delinquent Rent, as hereinafter defined, but including prepaid rents); refundable security deposits and interest thereon if required by law (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the Closing Date, and credited or debited to the balance of the cash due at Closing.  All supplemental taxes and assessments attributable to the period prior to the Closing Date for the calendar year in which the Closing occurs shall be prorated to the Closing Date; provided, however, in no event shall Seller be charged with or (and Purchaser shall) be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made at any time from and after the Closing Date.  If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data and all prorations shall be final.  If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser.  All assessments for incomplete improvements shall be paid by Purchaser.

b.                                      DELINQUENT RENTS.  If, as of the Closing Date, basic rent is in arrears (“Delinquent Rent”) for the calendar month in which the Closing occurs, then Seller’s portion of the first rent collected by Purchaser during that calendar month will be delivered to Seller for the Delinquent Rent.  If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent.  Purchaser shall deliver Seller’s pro rata share within 10 days of Purchaser’s receipt of that Delinquent Rent except that the Delinquent Rent received for the calendar month in which Closing occurs shall be paid in one lump sum within ten (10) days of the last day of the calendar month.  This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

14.                                 RECORDING.  This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

15.                                 ASSIGNMENT.  The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.  Any assignment or transfer of, or attempt to assign or transfer, Purchaser’s interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11.  Seller hereby consents to an assignment to an entity, the ownership and control of which is held by the same persons owning and controlling Purchaser.  However, Purchaser shall remain liable for all of the Purchaser’s obligations and undertakings set forth in this Agreement and the exhibits attached hereto.  Purchaser shall notify Seller of any assignment no later than ten (10) business days prior to the Closing Date.

16.                                 BROKER. The parties hereto acknowledge that Ideal Realty Group (“Broker”) is the only real estate broker involved in this transaction.  The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller or FF Properties L.P. or an exclusive broker engaged by an affiliate of Seller as a result of this transaction for which Seller shall be responsible and Purchaser has no obligations relating to said fees.  Seller agrees to pay Broker a commission or fee (“Fee”) pursuant to an agreement between Seller and Broker.  Purchaser agrees to indemnify, defend and hold harmless the Seller and any member, partner or affiliate or parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller’s partner(s), or member(s), or parent or affiliate (each of the above is individually referred to as a “Seller Indemnitee”) from all claims, including attorneys’ fees and costs incurred by a Seller Indemnitee as a result of anyone’s claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated.  Purchaser does now and shall at all times consent to a Seller Indemnitee’s selection of defense counsel.  Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser’s parent or affiliate (each of the above is individually referred to as a “Purchaser Indemnitee”) from all claims, including attorneys’ fees and costs incurred by a Purchaser Indemnitee as a result of anyone’s claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated.  Seller does now and shall at all times consent to a Purchaser Indemnitee’s selection of defense counsel.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Paragraph shall forever survive the Closing and delivery of the Deed or earlier termination of this Agreement.

17.                                 DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

a.                                       Seller has heretofore delivered or shall deliver or make available to Purchaser, originals or copies of the following documents to the extent that they are in Seller’s possession (collectively the “Documents”):

i.                                          Copies of all certificates of occupancy.

ii.                                       Copies of any third party environmental and seismic or soils (as applicable) reports relating to the Property.

iii.                                    Copies of the most recent real estate and personal property tax bills.

iv.                                   Copies of all Service Contracts pertaining to the Property and a schedule listing all such Service Contracts.

v.                                      A schedule listing all Personal Property.

vi.                                   True, correct and complete copies of any Leases and licenses which are located at the Property for Purchaser’s review.

vii.                                A current rent roll (“Rent Roll”).

viii.          Unaudited income and expense statements of operations (hereinafter referred to as the “Financial Statements”) for the Property for the prior calendar year and the latest available current calendar year.

ix.            Such other non-confidential documents as Purchaser may reasonably require and which are in Seller’s possession.

Purchaser by its execution of this Agreement hereby acknowledges that it has approved all of the Documents and has prior to the date hereof inspected and by its execution hereof does approve the condition of the Property.  Purchaser agrees to indemnify, defend, protect and hold Seller, its partners, members, shareholders, affiliates, officers, managers, employees, trustees and beneficiaries, and FF Properties L.P. and the respective successors and assigns of each of the foregoing (“Indemnified Parties”) harmless from any and all loss, costs, including attorneys’ fees, liability or damages which any of the Indemnified Parties may incur or suffer as a result of Purchaser’s prior inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics’ lien claims.  Purchaser shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser’s indemnity obligations under this Paragraph shall forever survive the Closing and delivery and recording of the Deed or the earlier termination of this Agreement.

b.             Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate; that numerous apartment complexes contain mold; water damage, fungi, bacteria and/or other biological growth or biological growth factors; and that the Property may contain mold, water damage, fungi, bacteria, and/or other biological growth or biological growth factors which Purchaser may not have discovered during its inspection of the Property.  Purchaser agrees that in purchasing the Property from the Seller, it is assuming the risk that the Property may contain mold, water damage, fungi, bacteria, and/or other biological growth or biological growth factors even as a result of a patent or latent construction defect.

c.             Purchaser agrees to repair to the reasonable satisfaction of Seller any damage to the Property which may arise as a result of Purchaser’s prior inspection of the Property.

d.             If at anytime during its prior inspection of the Property Purchaser discovered or was advised of any fact or circumstance which would cause a representation or warranty of Seller to be untrue or misleading, or with the passage of time would become untrue or misleading, then Purchaser shall be deemed to have waived its right to seek damages or termination of this Agreement.

e.             As a result of Purchaser’s prior inspection of the Property, it is conclusively presumed that Purchaser (i) has approved the Documents and the condition of the Property, (ii) has acknowledged and agreed that all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder or this Agreement is terminated in accordance with its terms, (iii) has acknowledged and agreed that, prior to purchase, Purchaser has been given adequate access to inspect the Property, including the opportunity to conduct invasive testing to discover any patent or latent defects in or on the Property, examine the books and records relating to the Property; conduct interviews or take any other necessary steps to fully and adequately discover any and all latent or patent defects with the Property, (iv) has acknowledged that it has the full and complete knowledge necessary to purchase the Property, or has chosen not to obtain the full and complete knowledge, although provided with the opportunity by Seller, and (v) has conducted, or had the opportunity to conduct, sufficient examination of the building, building envelope, building systems, building grounds, building components and surrounding conditions including but not limited to soils.

18.           INDEMNIFICATION AND INSURANCE REQUIREMENTS.  In addition to all other covenants contained herein binding on Purchaser, Purchaser hereby further agrees:

a.             To indemnify, defend and hold harmless the Seller, Fairfield Properties, Fairfield Financial A LLC, Fairfield Residential LLC, FF Development L.P., FF Properties L.P., FF Properties, Inc., Fairfield Bellemeade Farms LP and FF Bellemeade Farms LLC, the Roland and Dawn Arnall Living Trust, Roland Edmund Arnall, Dawn Lynn Arnall and any other Seller Related Parties and the members, partners, officers, directors, trustees, affiliates, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents of each of the foregoing entities (individually, the “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”), to the extent enforceable under applicable law, from any and all losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever, whether in tort, contract or otherwise (including without limitation, court costs and reasonable attorneys’ fees and disbursements) (collectively, “Losses”) that (i) are actually incurred by a Seller Indemnified Party; (ii) arise out of, or in any way relate to claims made or brought by any party or parties who acquire or contract to acquire any ownership interest in the Property following the Closing (including but not limited to any unit owner or owners or any condominium association or associations); (iii) arise out of claims asserted at any time after the conversion of the Property into a condominium form of ownership, cooperative housing corporation, community apartment property or stock corporation, including but not limited to claims by any unit owner or owners or any condominium association or associations, their agents, employees and successors and assigns in connection with or related thereto and (iv) relate to either (A) the physical condition of the Property including, without limitation, latent or patent defects, and claims relating to the existence of asbestos, any other construction defects, claims relating to mold, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, or (B) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.  The insurance to be provided by Purchaser as described in this Section below shall in no way be construed to limit Purchaser’s indemnity obligations under this Paragraph 18(a) or Purchaser’s other obligations under other provisions of Paragraph 18 or under other Paragraphs of this Agreement.  Purchaser does now and shall at all times consent to the Indemnified Parties’ selection of defense counsel.  The indemnification obligations contained in this Paragraph 18 shall not apply to any Losses resulting from (i) governmental enforcement of chain-of-title liability under CERCLA or other similar Environmental Laws or (ii) a breach of Seller’s representations and warranties as stated in and as limited by Paragraph 19 herein.  The provisions of this Paragraph 18 shall survive the Closing and the delivery and recording of the Deed.

b.             Purchaser has delivered to Seller a certificate of insurance attached hereto as Exhibit X containing insurance coverages (“Insurance Coverages”) to be maintained by Purchaser.  By no later than ninety (90) days after the Closing, Purchaser shall deliver to Seller certified copies of all of the insurance policies showing the agreed upon Insurance Coverages.  Purchaser at its own cost and expense shall maintain all of said Insurance Coverages including keeping the Seller Indemnified Parties as additional insureds thereunder for a period of five (5) years after the Closing Date and shall provide written evidence of same to Seller no later than the date of termination of any insurance policy fulfilling the required Insurance Coverages.

c.             Purchaser shall cause to be delivered at Closing to Seller either (i) a Guaranty (“Guaranty”) executed by Comstock Homebuilding Companies, Inc., in favor of the Seller Indemnified Parties in the form of Exhibit T-1 attached hereto guarantying the obligations of Purchaser under Paragraphs 18(a) and 18(b) above or (ii) an irrevocable stand-by Letter of Credit (“Letter of Credit”) issued by a bank reasonably acceptable to Seller with an expiration date of no later than five (5) years from its issuance (or one (1) year from its issuance, provided that replacement one (1) year letters of credit are issued to Seller thirty (30) days prior to the expiration of the then existing letter of credit) in the face amount of $1,000,000.00 to secure Purchaser’s obligations under Paragraphs 18a. and 18b.  The Letter of Credit shall be substantially in the form as shown on Exhibit S attached hereto (as modified to reflect reasonable bank requirements) and will allow Seller to draw on the Letter of Credit (subject to refund of any amounts to Purchaser following a draw under the Letter of Credit that exceed Seller Indemnified Parties actual damages under Sections 18(a) and 18(b))by presentation of:

(i)            a sight draft in the face amount of the Letter of Credit, and

(ii)           a statement executed by Seller or any Seller Indemnified Party stating that “COMSTOCK BELLEMEADE L.C. (“Comstock”) or its successors and assigns have (a) breached the provisions of either Paragraph 18a. or Paragraph 18b. of that certain Agreement of Sale dated August 28, 2005, as amended between BELLEMEADE FARMS INVESTORS, LLC, a Delaware limited liability company, FF BELLEMEADE FARMS, LLC, a Delaware limited liability company and FF INVESTORS W-I LLC, a Delaware limited liability company as Seller and COMSTOCK BELLEMEADE L.C. as Purchaser relating to the Property commonly known as Bellemeade Farms Apartments, Leesburg, Virginia and Comstock has failed to cure said breach within five (5) days of written notice given to Comstock in the manner described in Paragraph 22 of said Agreement of Sale or (b) failed to deliver an acceptable replacement Letter of Credit to the undersigned by thirty (30) days prior to the expiration date of this Letter of Credit.

Following the Closing, Purchaser may from time to time deliver a written request (the “Substitution Request”) to Seller asking that any Guaranty then held by Seller be replaced by a Letter of Credit substantially in the Form of Exhibit S (the “Substitution

Letter of Credit”) or that any Letter of Credit then held by Seller be replaced by an executed Guaranty in the form of Exhibit T-1 (the “Substitution Guaranty”).  The Substitution Request shall be accompanied by either the Substitution Guaranty or the Substitution Letter of Credit.  Provided that if at the time Seller received the Substitution Request and the required Substitution Guaranty or Substitution Letter of Credit, (i) Purchaser has not breached any of the Purchaser’s obligations or liabilities under Paragraph 18a. or 18b. and (ii) there is not then any pending claims against any Indemnified Party covered by the indemnification given under Paragraph 18a., Seller shall honor said Substitution Request and return the Letter of Credit or Guaranty then in Seller’s possession.  It is expressly acknowledged and agreed that the return of any Letter of Credit by Seller shall be good and sufficient consideration for the execution and deliver of any Substitution Guaranty or Substitution Letter of Credit.

19.           SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

a.             Any reference herein to Seller’s knowledge or to the best of Seller’s knowledge shall only mean such knowledge or notice that has actually been received by Gino Barra or James Flanagan not having made and with no duty to make a diligent inquiry and any representation or warranty of the Seller is based upon those matters of which Gino Barra or James Flanagan has actual knowledge as opposed to constructive or imputed knowledge.  Any knowledge or notice given, had or received by any of Seller’s agents, servants or employees shall not be construed or imputed to Seller or the individual partners or the general partner of Seller.

b.             Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller’s knowledge:

i.              Seller has not received written notice from any governmental authority that the present use and occupancy of the Property do not conform with applicable building and zoning laws.

ii.             Except as may be set forth on the tax bills and the Title Commitment, there are presently no pending, and Seller has received no written notice of, special assessments of any nature with respect to the Property or any part thereof, nor has Seller received any written notice of any special assessments being contemplated.

iii.            The Rent Roll attached hereto as Exhibit O is true and accurate and contains information regarding the security deposits held in connection with each lease and a delinquency report for the Leases and will be updated and certified as of the Closing Date.

iv.            Seller has not received written notice of any pending litigation affecting the Property, except as may be set forth on Exhibit P attached hereto.

v.             The existing casualty insurance for the Property is for full replacement value.

vi.            This Agreement has been duly authorized and executed on behalf of Seller and constitutes a valid and binding agreement, enforceable against

Seller in accordance with its terms.  The performance by Seller of its obligations hereunder does not and will not violate any law; and neither this Agreement nor the performance by Seller of its obligations hereunder violates any agreement or contract to which Seller is bound or a party.  Seller has obtained (or will obtain prior to Closing) all consents, releases and permissions and given all required notifications, related to the transactions herein contemplated.

vii.           Seller does not have any employees on site at the Property.

viii.          The Financial Statements delivered to Purchaser by Seller are copies of the Financial Statements which Seller or its affiliate relies upon for the purposes of reporting to its investors and filing Federal income tax statements and Seller has no reason to believe that they are incorrect.

ix.            The Property is connected with and has water, sewage disposal, telephone, gas and electrical services.

x.             Attached hereto as Exhibit Q is a list of all current Service Contracts (excepting the property management agreement which will be terminated at Closing) entered into by Seller and/or its property manager or leasing agent relating to the management, maintenance, leasing or operation of the Property.

xi.            None of the Property is subject to any option to purchase or right of first refusal, recorded or unrecorded.

xii.           Seller has not received any written notice from any governmental authority of any pending or threatened condemnation proceeding affecting the Property or any part thereof.

xiii.          Seller is the sole owner of the Property.

xiv.          Other then the occupancy by the Seller and the tenants shown on the Rent Roll (as adjusted over time), occupancy by any party with a right of entry or possession under the Service Contracts and any party given any rights to use or occupy the Property under any of the Permitted Exceptions, all of the Property is vacant and free of any written leases, tenancies, licenses or other rights of present or future occupancy for any portion of the Property.

xv.           Seller has not received any written notices of any default by Seller with respect to the Leases which has not been cured.

c.             Seller hereby covenants that from August 12, 2005 (except as provided in sub-paragraph iv. below) and up to including the Closing:

i.              Seller shall operate, lease and manage the Property (or to cause its property manager to do so) in at least the same manner that Seller (or its property manager, as the case may be) has heretofore operated, leased and managed the Property (wear and tear, and casualty excepted).

ii.             Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, permit any material structural modifications or additions to the Property.

iii.            Seller will not remove any Personal Property, unless it is replaced by similar personal property of at least equal value.

iv.            After August 31, 2005 and until the Closing Date, Seller will not enter into any new Lease or extend any existing Lease for a term in excess of six (6) months except for the Leases shown on Exhibit Z.

v.             Seller shall, at Purchaser’s sole cost and expense, reasonably cooperate with Purchaser in the termination of any Service Contracts by Purchaser following the Closing Date.

d.             Purchaser’s right to make a claim against Seller for a breach of an indemnity (except for Seller’s indemnity for a brokerage commission), representation, warranty or covenant under this Agreement or the Exhibits attached hereto (“Claim”) shall expire two hundred seventy (270) days after the Closing and delivery of the Deed (“Survival Date”).  As to any Claim, Purchaser must: (i) notify Seller of the existence of the Claim in question, which notification (“Claim Notice”) shall contain a reasonable description of the nature of the Claim or the facts, circumstances, conditions or events then known to Purchaser which give rise to the claim in question; and (ii) institute legal proceedings in a court of competent jurisdiction within sixty (60) days after the Survival Date (“Judicial Proceedings Date”).  Any Claim for which a Claim Notice is not delivered by Purchaser to Seller on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date, then such Claim shall be deemed to have been waived by Purchaser and rendered null and void and of no further force or effect.  Seller’s total liability in the aggregate for all Claims shall not exceed Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars.  Seller shall not be liable for any Claim(s) which in the aggregate do(es) not exceed Twenty Five Thousand ($25,000.00) Dollars.

20.           COMPLIANCE WITH OFAC.

a.             To the best knowledge of Purchaser, without any duty to make diligent inquiry, Purchaser is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Purchaser and all beneficial owners of Purchaser, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).  Purchaser agrees to make its policies, procedures and practices regarding compliance with the Orders available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.

b.             Neither Purchaser nor any beneficial owner of Purchaser:

i.              is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

ii.             has been determined by competent authority to be subject to the prohibitions contained in the Orders;

iii.            is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

iv.            shall transfer or permit the transfer of any interest in Purchaser or any beneficial owner in Purchaser to any person who is or whose beneficial owners are listed on the Lists.

If Purchaser obtains knowledge that Purchaser or any beneficial owner in Purchaser has become listed on the Lists or has been indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller.

21.           CONDITIONS PRECEDENT TO CLOSING.

a.             In addition to any conditions provided in other provisions of this Agreement, Purchaser’s obligation to purchase the Property is and shall be conditioned on the following:

i.              That at no time prior to the Closing shall any of the following have been done by or against or with respect to Seller: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii)

the appointment of a trustee or receiver of any property interest; or (iii) an assignment for the benefit of creditors.

ii.             On the Closing Date, there shall not be any uncured Unpermitted Exception or any violation of law, ordinance, order or requirement relating to the Property which is imposed in writing and delivered to Seller by any governmental authority relating to the Property, which is not remedied by Seller.

iii.            If the transaction contemplated hereby shall require authorization or approval of any governmental agency having jurisdiction, all such authorizations and approvals shall have been obtained and shall be in full force and effect on and as of the Closing Date.  If such authorizations and approvals shall not have been obtained on or prior to the last day for Closing hereinabove provided, the Closing Date may be deferred, at the election of either party, for an additional period of time, not to exceed 30 days, as shall be necessary to obtain any authorizations or approvals not then obtained.

iv.            Seller shall deliver to Purchaser on the Closing Date an executed Certification as to Representations, Warranties, Covenants and Conditions in the form of Exhibit U attached hereof.

v.             All services required to be performed by Phoenix Renovation Corp. (“Phoenix”) under that certain Multi-Unit Repipe Contract (“Contract”) dated February 2, 2005 shall have been completed by the Closing Date and all amounts due Phoenix under the Contract shall have been paid for by Seller.

b.             If there is a failure of a condition precedent, Purchaser can either (i) waive such failure and close this transaction, or (ii) notify Seller within two (2) business days after Purchaser is aware of such failure that Purchaser has elected to terminate this Agreement and obtain a return of the Earnest Money.  In event of termination, except as may be specifically set forth elsewhere in this Agreement, neither party shall have any further liability hereunder.

c.             If Purchaser elects not to close because of an alleged failure of a condition precedent, then Purchaser shall first deliver to Seller a written statement setting forth in detail such failure.

22.           ENVIRONMENTAL AND PROPERTY CONDITION REPORTS.  Seller has delivered to Purchaser at Purchaser’s request the following environmental and property condition reports (“Reports”) of the Property:

a.             Property Condition Report dated August 14, 2003 prepared by Pan Western Corporation;

b.             Structural Review dated August 20, 2003 prepared by R. D. Boyens Engineering;

c.             Phase I Environmental Site Assessment dated October 13, 2003 prepared by ATC Associates, Inc.;

d.             National Account Termite report dated September 18, 2003 prepared by Terminix International Company L.P.;

e.             Asbestos Management Plan V2.1 dated October 8, 2003 prepared by ATC Associates Inc.

f.              Survey for Visible AMG and Remediation Recommendations, Bellemeade Farms, Building 7, Apartment 714 dated November 29, 2004 prepared by Searchlight Safety LLC.

g.             Mold Incident Report dated March 17, 2004 for 775 Gateway Drive, Apt. 101.

Seller makes no representation or warranty that the Reports are accurate or complete.  Purchaser hereby releases Seller from any liability whatsoever with respect to the Reports, including, without limitation, the matters set forth in the Reports or the accuracy and/or completeness of the Reports.

23.           ORGANIZATIONAL DOCUMENTS.  At least ten (10) days prior to the Closing Date, Purchaser and Seller will provide Title Insurer with copies of their respective organizational documents as required by Title Insurer.

24.           TIME OF ESSENCE.  Time is of the essence of this Agreement.

25.           NOTICES.  Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

TO SELLER:	Fairfield Residential LLC
5510 Morehouse Drive
Suite 200
San Diego, California 92121
Attn: Gino A. Barra
858/457-2123
858/457-3982 (FAX)
E-mail: gbarra@ffres.com

with a copy to:	Robbins, Salomon & Patt, Ltd.
25 East Washington Street
Suite 1000
Chicago, Illinois 60602
Attn: John T. Duax
312/782-9000
312/782-6690 (FAX)
E-mail: jduax@rsplaw.com

TO PURCHASER:	Comstock Bellemeade, L.C.
11465 Sunset Hills Road, 5th Floor
Reston, Virginia 20190
Attn: Christopher Clemente
703/883-1700 ext. 215
703/760-1520 (FAX)

with a copy to:	Comstock Bellemeade, L.C.
11465 Sunset Hills Road, 5th Floor
Reston, Virginia 20190
Attn: Jubal Thompson
703/883-1700 ext. 135
703/760-1520 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given.  Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile (with facsimile confirmation sheet) before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid.  Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.  Copies of all notices shall be served upon the Escrow Agent.

26.           EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  The parties hereto will each execute three (3) copies of this Agreement and the Escrow Agreement and forward them to the Escrow Agent.  Purchaser’s three (3) executed copies of this Agreement and the Escrow Agreements will be accompanied by the Earnest Money.  Seller’s three (3) executed copies of this Agreement and the Escrow Agreements will be accompanied with a direction to deliver a fully executed copy of this Agreement to the Purchaser and to the Seller, each accompanied by an Escrow Agreement executed by the Seller, the Purchaser and the Escrow Agent.

27.           GOVERNING LAW.  The provisions of this Agreement shall be governed by the laws of the state in which the Property is located without regard to principles of conflicts of laws.

28.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

29.           COUNTERPARTS.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

30.           CAPTIONS Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

31.           NON-BUSINESS DAYS.  Whenever action must be taken (including the giving of notice of the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday or federal holiday.

32.           SEVERABILITY.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

33.           NO WAIVER.  No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance.  No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

34.           ATTORNEYS’ FEES.  In the event either party commences legal proceedings against the other party pursuant to any right to do so under this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

35.           TAX DEFERRED EXCHANGE.  Purchaser and Seller may use this Property in connection with a 1031 or 1033 tax deferred exchange.  The parties agree to cooperate with each other and will execute such documents as may reasonably be required by each other in order to effectuate such tax deferred exchange, provided that neither Purchaser nor Seller will assume any liability or cost in connection with the tax deferred exchange and provided that the Closing will not be delayed.  Either party’s inability to obtain any benefits for a tax deferred exchange under Section 1031 or 1033 of I.R.C. will not relieve such party of any of its obligations under this Agreement.

36.           CONFIDENTIALITY.  Purchaser and Seller each hereby agree to keep the terms and conditions of this Agreement and any information obtained with reference to the Property, including but not limited to the Reports, confidential, provided that the parties may reveal such information regarding the terms and provisions of this Agreement as may be necessary in their reasonable discretion to comply with the provisions of this Agreement or in the ordinary course of business.

37.           SURVIVAL OF INDEMNIFICATION.  Notwithstanding anything contained in this Agreement to the contrary, all of Purchaser’s indemnity obligations contained in this Agreement and the Exhibits attached hereto shall forever survive the Closing and the delivery and recording of the Deed or the earlier termination of this Agreement.

38.           MISCELLANEOUS PROVISIONS.

a.             This Agreement shall not be construed more strictly against any party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized that each party hereto has contributed substantially and materially to the preparation of this Agreement, and that each party hereto acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other parties hereto in entering into this Agreement.

b.             Except as to those obligations which specifically survive the Closing, all of Seller’s other obligations hereunder shall merge with the Deed.

c.             In the event of a dispute, the parties hereto waive a trial by jury.

39.           RIGHT TO CONTINUE TO MARKET.  Intentionally Deleted.

40.           THIRD PARTY BENEFICIARY.  It is expressly agreed and it is the intention of Purchaser and Seller that no party acquiring the Property from Purchaser following the conversion of the Property into a condominium form of ownership, cooperative housing corporation, community apartment property or stock corporation, including but not limited to any unit owner or owners or any condominium association or association, their agents, employees and successors and assigns shall be considered to be a third party beneficiary to any and all of the obligations and/or liabilities of Purchaser or Seller under this Agreement.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on	PURCHASER:
September 28, 2005.
COMSTOCK BELLEMEADE, L.C.
a Virginia limited liability company

	By:	Comstock Homebuilding Companies, Inc.,
its manager

	By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer

	Witness:	/s/ Bruce Labovitz
	Name:	Bruce Labovitz

Executed by Seller on	SELLER:
September 28, 2005.

FF BELLEMEADE FARMS, LLC, a
Delaware limited liability company

	By:	FF PROPERTIES, INC., a Delaware
Corporation, its Manager

		By:	/s/ Gino Barra
			Name:	Gino Barra
			Title:	Vice President

FF INVESTORS W-I LLC, a Delaware limited
Liability company, on behalf of the Archstone
Mid-Atlantic Portfolio Series

	By:	FF PROPERTIES, INC., a Delaware corporation,
its Manager

		By:	/s/ Gino Barra
			Name:	Gino Barra
			Title:	Vice President

BELLEMEADE FARMS INVESTORS, LLC, a
Delaware limited liability company,

By:	/s/ Stuart Isen
Title: Authorized Representative

Ideal Realty Group (“Broker”) executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission (“Fee”) due to it as a result of the transaction described in this Agreement is the amount as set forth in the agreement between Broker and Seller.  Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller.  Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

IDEAL REALTY GROUP

By:	/s/ Allen Manesh
Title:	President

EXHIBITS

A	-	Legal
B	-	Personal Property
C	-	Escrow Agreement
D	-	Intentionally Deleted

E

-

Pro-forma Title Policy

F	-	Deed
G	-	Bill of Sale
H	-	Assignment and Assumption of Service Contracts
I	-	Assignment and Assumption of Leases and Security Deposits
J	-	Notice to Tenants
K	-	Non-Foreign Affidavit
L	-	Assignment of Intangible Property

M

-

Intentionally Deleted

M-1	-	Assignment of Guaranties, Warranties, Permits, Licenses and Approvals
N	-	Intentionally Deleted
O	-	Rent Roll
P	-	Litigation
Q	-	Service Contracts

R

-

Intentionally Deleted

S	-	Letter of Credit
T-1	-	Guaranty
U	-	Intentionally Deleted
V	-	Certifications as to Representations, Warranties, Covenants and Conditions
X	-	Certificate of Insurance
Z	-	Extended Leases

TABLE OF CONTENTS

1.	PURCHASE AND SALE

2.	PURCHASE PRICE

3.	TITLE COMMITMENT AND SURVEY

4.	CONDITION OF TITLE/CONVEYANCE

5.	PAYMENT OF CLOSING COSTS

6.	DAMAGE, CASUALTY AND CONDEMNATION

7.	AS-IS CONDITION

8.	CLOSING

9.	CLOSING DOCUMENTS

10.	SELLER’S RIGHT TO CURE

11.	DEFAULT BY PURCHASER

12.	SELLER’S DEFAULT

13.	PRORATIONS

14.	DELINQUENT RENTS

15.	RECORDING

16.	ASSIGNMENT

17.	BROKER.

18.	DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

19.	INDEMNIFICATION AND INSURANCE REQUIREMENTS

20.	SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

21.	COMPLIANCE WITH OFAC

22.	CONDITIONS PRECEDENT TO CLOSING

23.	ENVIRONMENTAL AND PROPERTY CONDITION REPORTS

24.	ORGANIZATIONAL DOCUMENTS

25.	TIME OF ESSENCE

26.	NOTICES

27.	EXECUTION OF AGREEMENT AND ESCROW AGREEMENT

28.	GOVERNING LAW

29.	ENTIRE AGREEMENT

30.	COUNTERPARTS

i

31.	CAPTIONS

32.	NON-BUSINESS DAYS

33.	SEVERABILITY

34.	NO WAIVER

35.	ATTORNEYS’ FEES

36.	TAX DEFERRED EXCHANGE

37.	CONFIDENTIALITY

38.	SURVIVAL OF INDEMNIFICATION

39.	MISCELLANEOUS PROVISIONS

40.	RIGHT TO CONTINUE TO MARKET

41.	THIRD PARTY BENEFICIARY

ii